Exhibit 10.13

AIRO Group Holdings, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to AIRO Group Holdings, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service effective January 1, 2026 (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

●	All Eligible Directors: $100,000

2.	Annual Committee Chair Service Retainer:

●	All Committee Chairs: $15,000

3.	Annual Committee Member Service:

●	All Committee Members (other than Committee Chairs): $7,000

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submits to the Company appropriate documentation substantiating such expenses and such expenses are ordinary, necessary and reasonable as determined by the Board in its sole discretion.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2025 Equity Incentive Plan (the “Plan”) and an applicable award agreement thereunder, subject to the approval of the Plan by the Company’s stockholders.

1. Annual RSU Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted restricted stock units (“RSUs”) with respect to shares of the Company’s common stock (“Common Stock”) with an aggregate grant date fair value of $100,000 (the “Annual Grant”), calculated based on the volume-weighted average price (VWAP) of the Company’s common stock over the five (5) trading days immediately preceding the grant date. The RSUs subject to the Annual Grant will vest in full on the earlier of (i) the date that is 12 months following the grant date thereof or (ii) the date of the Company’s next annual stockholder meeting (or the date immediately prior to the Company’s next annual stockholder meeting if the Eligible Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election).

2. Vesting; Change in Control: All vesting of equity awards granted pursuant to this policy is subject to the Eligible Director’s “Continuous Service” (as defined in the Plan) through each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Eligible Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such Change in Control.

3. Remaining Terms: The remaining terms and conditions of each equity award granted under this policy, including transferability, will be as set forth in the Plan and the Company’s standard grant notice and agreement applicable to the award, in the form adopted from time to time by the Board or the Compensation Committee.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.